CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                                       OF

                      SERIES D CONVERTIBLE PREFERRED STOCK

                                       OF

                            THE FORTRESS GROUP, INC.

             Pursuant to Section 151 of the General Corporation Law
                           of the State of Delaware.

        The Fortress Group, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in its Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution, creating a series of its Preferred Stock, $.01 par value per share, designated as Series D Convertible Preferred Stock:

        RESOLVED, that a Series of the class of authorized Preferred Stock, $.01 par value per share, of the Corporation (the "Preferred Stock") be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

         Section 1. Designation and Amount. The shares of such Preferred Stock shall be designated as the "Series D Convertible Preferred Stock" (the "Series D Preferred Stock") and the number of shares constituting such series shall be 67,500 which number may be decreased (but not increased) by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series D Preferred Stock. The Series D Preferred Stock shall have a par value of $.01 per share. Certain capitalized terms used herein are defined in Section 13 hereof.

         Section 2. Dividends. The holders will not be entitled to receive any dividends on the Series D Preferred Stock.

         Section 3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, the holders of the Series D Preferred Stock will be entitled to be paid, before any distribution or payment is made upon any Junior Securities, (as hereinafter defined in Section 13), an amount in cash equal to the aggregate Liquidation Value of all shares outstanding and the holders of the Series D Preferred Stock will not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the


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Corporation's assets to be distributed among the holders of the Series D
Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed will be distributed ratably among such holders and the holders of Parity Securities based upon the aggregate Liquidation Value of the Series D Preferred Stock and the Parity Securities held by each such holder. The Corporation will mail written notice of such liquidation, dissolution or winding up, not less than 60 days prior to the payment date stated therein, to each record holder of Series D Preferred Stock. Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3.

         Section 4. Voting Rights. Except as otherwise provided by the Corporation's Certificate of Incorporation or by applicable law, the holders of the Series D Preferred Stock shall not be entitled to vote.

         Section 5.  Conversion.

         (a) Each share of Series D Preferred Stock may, at the option of the holder thereof, be converted into ten (10) fully paid and nonassessable shares of Common Stock on the terms and conditions set forth in this Section 5.

         (b) Procedure for Conversion. The holder of any shares of Series D Preferred Stock may exercise his right to convert such shares into shares of Common Stock by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series D Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 5 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock (or other securities) in such name or names. Other than such taxes, the Corporation will pay any and all transfer and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series D Preferred Stock pursuant hereto. As promptly as practicable, and in any event within five business days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series D Preferred Stock so converted shall be entitled and (ii) if less than the full number of shares of Series D Preferred Stock evidenced by the surrendered certificate or certificates are to be converted, a new certificate or certificates of like tenor, for the number of shares of Series D Preferred Stock evidenced by such surrendered certificate or certificates less the number


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of shares converted. Such conversion shall be deemed to have been made at the close of business on the date of giving of such notice and of such surrender of the certificate or certificates representing the shares of Series D Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

         (c) Status of Converted Shares. Any shares of Series D Preferred Stock which are converted or otherwise acquired by the Corporation shall be canceled, and, upon cancellation, shall become authorized but unissued shares of preferred stock of the Corporation and may be reissued as part of another series of Preferred Stock.

         (d) No Fractional Shares. In connection with the conversion of any shares of Series D Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Closing Price on the day on which such shares of Series D Preferred Stock are deemed to have been converted.

         (e) Reservation of Shares of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series D Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series D Preferred Stock. The Corporation shall from time to time, subject to and in accordance with the laws of Delaware, increase the authorized amount of Common Stock if at any time the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all then outstanding shares of Series D Preferred Stock.

         (f) Adjustments. The Conversion Rate shall be subject to adjustment from time to time as follows: In case the Corporation shall at any time or from time to time declare a dividend, or make a distribution, on all of the outstanding shares of Common Stock in shares of Common Stock or subdivide or reclassify all of the outstanding shares of Common Stock into a greater number of shares or combine or reclassify all of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, and in each such case,

                  (i) the number of shares of Common Stock into which each share of Series D Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock which the holder of a share of Series D Preferred Stock would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier; and

                  (ii) an adjustment made pursuant to this Section 5(f) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the


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         determination of holders of shares of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

         (g) Organic Change. Any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Corporation's assets to another Person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change". Prior to the consummation of any Organic Change the Corporation will make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series D Preferred Stock then outstanding) to insure that each of the holders of Series D Preferred Stock will thereafter have the right to acquire and receive, in lieu of or in addition to the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series D Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted his Series D Preferred Stock immediately prior to such Organic change. In any such case, the Corporation will make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series D Preferred Stock then outstanding) to insure that the provisions of this Section 5 will thereafter be applicable to the Series D Preferred Stock. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form reasonably satisfactory to the holders of a majority of the Series D Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

         (h) DeMinimis Adjustments. If any adjustment in the number of shares of Common Stock into which each share of Series D Preferred Stock may be converted required pursuant to this Section 5 would result in an increase or decrease of less than 1% in the number of shares of Common Stock into which each share of Series D Preferred Stock is then convertible, the amount of any such adjustment shall be carried forward and adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment, which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least 1% of the number of shares of Common Stock into which each share of Series D Preferred Stock is then convertible.

         (i) Registration. The Corporation will cause a registration statement under the Securities Act of 1933, as amended (the "Act"), with respect to the resale of the Common Stock issued upon such conversion under this Section 5 to be filed with the Securities and Exchange Commission within 30 days of the receipt of written notice that the holder elects to convert the Series D Preferred Stock into Common Stock and will diligently pursue the effectiveness of such registration, such that in any event, such registration shall be declared effective within 60 days after the filing thereof, provided, however, that no such registration statement shall be required to be filed if such shares


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upon issuance are eligible for resale pursuant to Securities Act Rule 144 or their resale is otherwise exempt from registration under the Act and that any such registration statement shall not be required to continue in effect after such shares first become eligible for resale pursuant to Securities Act Rule 144.

        Section 6.  Redemption at Option of Holder of Series D Preferred Stock.

        (a) To the extent permitted under applicable law and the Indenture dated as of May 21, 1996 between the Corporation and IBJ Schroder Bank & Trust Company, as amended (including any debt issued with respect to the refinancing of the debt governed by such Indenture), from and for a period of 30 days after each respective Series D Redemption Date as set forth in the column below (the "Series D Redemption Dates"), each holder of the Series D Preferred Stock shall have the right, at the sole option and election of such holder, to require the Corporation to redeem up to 25% of the total number of shares of Series D Preferred Stock issued to such holder for (i) cash, (ii) Common Stock, or (iii) a combination of cash and Common Stock, equal to $100.00 per share (the "Redemption Price"). Common Stock issued in redemption hereunder shall be valued at the Closing Price on the Redemption Date. The make-up of the Redemption Price between cash, Common Stock, or a combination of both shall be at the sole option and election of the Corporation.

        The Corporation will cause a registration statement under the Act, with respect to the resale of the Common Stock issued in redemption under this
Section 6 to be filed with the Securities and Exchange Commission within 30 days of the issuance of such stock and will diligently pursue the effectiveness of such registration such that, in any event, such registration shall be declared effective within 60 days after the filing thereof, provided, however, that no such registration statement shall be required to be filed if such shares upon issuance are eligible for resale pursuant to Securities Act Rule 144 or their resale is otherwise exempt from registration under the Act and that any such registration statement shall not be required to continue in effect after such shares first become eligible for resale


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pursuant to Securities Act Rule 144.

          Series D Redemption Dates                  Liquidation Value Redeemed
          -------------------------                  --------------------------

        1st Trading Day after 1st Anniversary                $1,500,000
        of the Issue Date

        1st Trading Day after 2d Anniversary                 $1,500,000
        of the Issue Date

        1st Trading Day after 3rd Anniversary                $1,500,000
        of the Issue Date

        1st Trading Day after 4th Anniversary                $1,500,000
        of the Issue Date

Each holder's right under this Section 6 shall be cumulative in nature. Shares that a holder had a right to but did not redeem on a Series D Redemption Date may be added to the total that may be redeemed on the next Series D Redemption Date. The stock redeemed pursuant to this Section shall have the rights set forth in Section 8.6 of that certain Stock Purchase Agreement ("Agreement"), dated August __, 1997 between the Corporation, Fortress Galloway, Inc., a Delaware corporation, Don A. Galloway, an individual residing in Cheyenne, Wyoming; Don Galloway Homes Inc., a North Carolina corporation, Don Galloway Land, LLC, a North Carolina limited liability company, Galloway Limited Partnership, a Colorado limited partnership, and Thornblade, LLC, a North Carolina limited liability company. Moreover, the Liquidation Valued that is redeemable at each of the dates will be increased to reflect additional Shares issued pursuant to Exhibit E to the Agreement.

         (b) Subject to paragraph (a) the holder of any shares of the Series D Preferred Stock entitling the holder thereof to redemption rights pursuant to paragraph (a) may exercise the right to require the Corporation to redeem such shares by surrendering for such purpose to the Corporation, at its principal office, a certificate or certificates representing the shares of Series D Preferred Stock to be redeemed accompanied by a written notice stating that such holder elects to require the Corporation to redeem the specified integral number of such shares in accordance with the provisions of this Section 6. As promptly as practicable, and in any event within 10 business days after such surrender or such certificate and the receipt of such notice, the Corporation shall deliver or cause to be delivered to the holder of such shares being redeemed the Redemption Amount therefor as provided in paragraph (a) and, if applicable, a new certificate of like tenor for the number of shares evidenced by such surrendered certificate less the number of shares redeemed. Such redemption shall be deemed to have been made at the close of business on the date of the receipt of such notice and of the surrender of the certificate representing the shares of Series D Preferred to be redeemed.

        Section 7. Reports as to Adjustments. Whenever the number of shares of Common Stock into which each share of Series D Preferred Stock is convertible is


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adjusted as provided in Section 5 hereof, the Corporation shall promptly mail to the holders of record of the outstanding shares of Series D Preferred Stock at their respective addresses as the same shall appear in the Corporation's stock records a notice stating that the number of shares of Common Stock into which the shares of Series D Preferred Stock are convertible has been adjusted and setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of Series D Preferred Stock is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

        Section 8. Ranking. The shares of Series D Preferred Stock shall be superior to all Junior securities as to the payment of distributions of whatever kind including, without limitation, distributions payable upon the dissolution, liquidation and winding up of the Corporation. The shares of Series D Preferred Stock shall always rank pari passu, as to the payment of all such distributions with the shares of the Corporation's Parity Securities.

         Section 9. Registration of Transfer. The Corporation will keep at its principal office a register for the registration of Series D Preferred Stock. Upon the surrender of any certificate representing Series D Preferred Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate, and dividends will accrue on the Series D Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Series D Preferred Stock represented by the surrendered certificate.

          Section 10. Replacement. Upon receipt of the evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series D Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares represented by such lost, stolen, or destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends will accrue on the Series D Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

         Section 11. Amendment. No amendment, modification or waiver will be binding or effective with respect to any provision of this Certificate of Designations, Preferences and Rights of Series D Preferred Stock without the prior written consent of the holders of at least majority of the then outstanding shares of Series D Preferred Stock.


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        Section 12. Notice. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (i) to the Corporation at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

         Section 13. Definitions. For the purposes of the Certificate of Designation of Series D Preferred Stock which embodies this resolution:

         "Closing Price" means the last sales price, regular way, per share of the Common Stock on the day in question, or if no such sale takes place, the closing bid price, regular way, as reported in the principal consolidated transaction reporting system with respect to the Common Stock.

         "Common Stock" means the authorized common stock, $.01 par value, of the Corporation.

         "Junior Securities" means any of the Corporation's equity securities other than the Parity Securities.

         "Liquidation Value" means the amount of $100.00 per share of Series D Preferred Stock plus any accrued but unpaid dividends on such shares.

         "Parity Securities" means the Corporation's hereintofore and hereinafter issued Preferred Stock, which all shall be pari passu with the Series D Preferred Stock as to distributions made upon dissolution, liquidation and winding up of the Corporation and any other securities which are expressly made Parity Securities with the Corporation's Series D Preferred Stock.

         "Person" shall mean any individual partnership, joint venture, firm, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof or other entity, and shall include any successor (by merger or otherwise) of such entity.

         "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

         "Trading Day" means a day on which the principal national securities exchange or market on which shares of the Common Stock are listed is open for the transaction of business.


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        IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Designations of the Series D Preferred Stock to be duly executed by its Chairman and attested to by its Secretary this __ day of August, 1997.


                                              THE FORTRESS GROUP, INC.

                                              By: ______________________________
                                                  Chairman


ATTEST:

- -------------------------
Secretary